Exhibit 12B
                                                                     Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED


                                                        Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                       2000            1999
                                                  -------------   -------------


OPERATING REVENUES                                 $1,547,940       $1,578,159
                                                    ---------        ---------

OPERATING EXPENSES                                  1,216,557        1,258,901
  Interest portion of rentals (A)                       6,423           10,899
                                                    ---------        ---------
      Net expense                                   1,210,134        1,248,002
                                                    ---------        ---------

OTHER INCOME:
  Allowance for funds used
    during construction                                 2,394            1,442
  Other income, net                                    19,632            9,175
                                                    ---------        ---------
      Total other income                               22,026           10,617
                                                    ---------        ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  359,832       $  340,774
                                                    =========        =========

FIXED CHARGES:
  Interest on funded indebtedness                  $   69,965       $   71,971
  Other interest (B)                                    8,922            9,084
  Interest portion of rentals (A)                       6,423           10,899
                                                    ---------        ---------
      Total fixed charges                          $   85,310       $   91,954
                                                    =========        =========

RATIO OF EARNINGS TO FIXED CHARGES                       4.22             3.71
                                                         ====             ====

Preferred stock dividend requirement               $    5,513       $    7,140
Ratio of income before provision for
  income taxes to net income (C)                        150.2%           165.1%
                                                        -----            -----
Preferred stock dividend requirement
  on a pretax basis                                     8,281           11,788
Fixed charges, as above                                85,310           91,954
                                                    ---------        ---------
      Total fixed charges and
        preferred stock dividends                  $   93,591       $  103,742
                                                    =========        =========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                          3.84             3.28
                                                         ====             ====

                                                                     Exhibit 12B
                                                                     Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       -----------------------------------------------------------------
                                    UNAUDITED






NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $8,025 and $8,025 for the nine month periods ended September 30, 2000 and 1999, respectively.

(C) Represents income before provision for income taxes of $247,522 and $248,820 for the nine month periods ended September 30, 2000 and 1999, respectively, divided by net income of $182,797 and $150,745 respectively, for the same periods.